Exhibit (m)(1)(b)

SCHEDULE A

EATON VANCE VARIABLE TRUST DISTRIBUTION PLAN

Name of Fund	Adoption Date

Eaton Vance VT Floating-Rate Income Fund	December 11, 2000
Eaton Vance VT Large-Cap Value Fund	August	7, 2006
Eaton Vance VT Worldwide Health Sciences Fund	August	14, 2000

A-1